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                                                                      EXHIBIT 99


                                FOR RELEASE ON
                              SEPTEMBER 11, 2001


FIRST NATIONAL OF                                 CASTLE BANCGROUP, INC.
NEBRASKA, INC.                                    DEKALB, ILLINOIS
OMAHA, NEBRASKA

CONTACTS:  Bruce R. Lauritzen                     John W. Castle
           Chairman of the Board                  Chairman of the Board
           (402)341-0500                          (815)754-8031

           Daniel K. O'Neill                      Dewey R. Yaeger
           Senior Vice President                  President and CEO
           (402)341-2535                          (815)754-8032

TRADED:    OTC Bulletin Board                     OTC Bulletin Board
SYMBOL:    FINN                                   CTBG

                            CASTLE BANCGROUP, INC.
                     AND FIRST NATIONAL OF NEBRASKA, INC.
                             ANNOUNCING SIGNING OF
                         AGREEMENT AND PLAN OF MERGER

DeKalb, Illinois and Omaha, Nebraska, September 11, 2001. John W. Castle, Chairman of the Board of Castle BancGroup, Inc. ("Castle"), and Bruce R. Lauritzen, Chairman of the Board of First National of Nebraska, Inc. ("First National"), jointly announce the signing of a definitive agreement providing for the merger of Castle and First National.

Castle is the parent company for Castle Bank, N.A., which serves customers through 11 banking offices in North Central Illinois. At June 30, 2001 Castle had total assets of $ 579 million, total deposits of $510 million, and stockholders' equity of $46 million.

Castle stated, "We believe the affiliation with First National will bring important benefits to our customers. First National's community banking strategy allows Castle Bank to continue to fulfill our customers' needs, while providing additional benefits in the form of greater financial resources to accommodate additional lending, greater technological sophistication, and an extended product line. Equally important, it retains the accessibility to decision makers that our business, agricultural, and individual customers value."
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Lauritzen said, "We are very excited about our affiliation with the Castle organization as it allows us to enter the Illinois market with an excellent banking company that has a distinguished history of serving local customers for 145 years."

First National is the parent company for ten independently operated community banks and a mortgage company serving customers in Nebraska, Colorado, Kansas, South Dakota, Arizona, and Texas. First National is also a leading company nationally in bank credit card issuance, merchant processing, and automated clearinghouse processing. At June 30, 2001 First National had total assets of $9.5 billion, total deposits of $7.9 billion, and stockholders' equity of $780 million.

Commenting further, Lauritzen said, "Castle has a capable and dedicated staff and management team whom we welcome to our group of independently operated community banks. We plan to further enhance the products and services Castle provides to its customers and expand our franchise in Illinois. Together we continue to build on the strong foundation that Castle's directors, management, and employees have established in serving their customers."

Under the terms of the merger agreement, Castle stockholders will receive $18.00 in cash for each outstanding share of Castle stock, indicating total consideration of approximately $81.7 million. The merger transaction, which is subject to regulatory approvals and the approval of Castle's stockholders, is expected to be completed during the first quarter of 2002. The merger agreement contains terms and conditions customary in transactions of this type, including termination fee and non-solicitation provisions.

This press release contains forward-looking information. Actual results could differ materially from those indicated by these statements.

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